UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2010

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

IRS Employer
Commission		Identification	State of
File Number	Registrant	Number	Incorporation
001-32956	NEWPAGE HOLDING CORPORATION	05-0616158	Delaware
333-125952	NEWPAGE CORPORATION	05-0616156	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

We are providing our current expectations for NewPage Corporation (the “company”) as of the date of this Current Report for the periods discussed. These expectations are based on currently available information, which is subject to revision. Accordingly, we may report financial results that are materially different than our current expectations described below.

We currently expect that Adjusted EBITDA (net income (loss) attributable to the company before interest, taxes, depreciation and amortization and adjusted to exclude certain items such as non-cash expenses and gains and losses on sales of assets) for the third quarter of 2010 will be between approximately $90 million and $100 million, compared to $10 million for the second quarter of 2010 and $140 million for the third quarter of 2009 (2009 levels included $94 million of income from alternative fuel mixture tax credits). We currently expect that net income (loss) attributable to the company for the third quarter of 2010 will be between approximately $(75) million and $(85) million, compared to $(174) million for the second quarter of 2010 and $(138) million for the third quarter of 2009.

We currently expect that Adjusted EBITDA for the fourth quarter of 2010 will be between approximately $145 million and $165 million, compared to $88 million for the fourth quarter of 2009 (2009 levels included $90 million of income from alternative fuel mixture tax credits). We currently expect that net income (loss) attributable to the company for the fourth quarter of 2010 will be between approximately $(10) million and $(35) million, compared to $(55) million for the fourth quarter of 2009. We currently expect that our levels of sales volume and pricing for the fourth quarter of 2010 will be indicative of the quarterly sales volume and pricing levels in 2011 after consideration of seasonal factors.

EBITDA is defined as net income (loss) attributable to the company before interest expense, income taxes, depreciation or amortization. EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“U.S. GAAP”), are not intended to represent net income (loss) attributable to the company, and should not be used as an alternative to net income (loss) attributable to the company as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a basis upon which our management assesses our performance and are primary components of certain covenants under our revolving credit facility. The use of EBITDA and Adjusted EBITDA instead of net income (loss) attributable to the company has limitations as an analytic tool and you should not consider them in isolation or as a substitute for analysis of the company’s results under U.S. GAAP. See our periodic filings for a further discussion of the limitations on the use of EBITDA and Adjusted EBITDA as an analytic tool as well as a reconciliation of net income (loss) attributable to the company to Adjusted EBITDA for the third quarter of 2009, the fourth quarter of 2009 and the second quarter of 2010.

Forward-Looking Statements

This current report contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that these forward-looking statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our substantial level of indebtedness

•	changes in the supply of, demand for, or prices of our products

•	general economic and business conditions in the United States and Canada and elsewhere

•	the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms

•	the activities of competitors, including those that may be engaged in unfair trade practices

•	changes in significant operating expenses, including raw material and energy costs

•	changes in currency exchange rates

•	changes in the availability of capital

•	changes in the regulatory environment, including requirements for enhanced environmental compliance

•	the other factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE HOLDING CORPORATION		NEWPAGE CORPORATION

By:	/s/ David J. Prystash	By:	/s/ David J. Prystash
	David J. Prystash		David J. Prystash
	Senior Vice President and		Senior Vice President and
	Chief Financial Officer		Chief Financial Officer
	Date: September 1, 2010		Date: September 1, 2010